EXHIBIT 5.1



Pointe Financial Corporation
21845 Powerline Road
Boca Raton, Florida 33433



 Gentlemen:

         We are acting as your counsel with regard to the offering by Pointe Financial Corporation (the "Company") of shares of its common stock, $.01 par value (the "Common Stock"). The Common Stock is being offered pursuant to a Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 9, 1998, and all amendments thereto (collectively, the "Registration Statement"). The Common Stock will be issued and delivered as described in the Registration Statement.

         We are familiar with the relevant documents and materials used in preparing the Registration Statement. Based on our review of such relevant documents and materials, and of such other documents and materials as we have deemed necessary and appropriate, we are of the following opinion:

               The Common Stock, when issued and delivered in the manner described in the Registration Statement against payment of the applicable consideration therefor, will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of our opinion as an Exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement.



                                                  Very truly yours,

                                                  STUZIN AND CAMNER,
                                                  PROFESSIONAL ASSOCIATION



                                                  /s/ Stuzin and Camner,
                                                  Professional Association